Exhibit 99.1

Windtree Announces Completion of New Design Development for its
Aerosol Delivery System (ADS) including Successful Performance Testing

New ADS meets phase 3 and commercial design needs for performance and reliability

Company expects to initiate the AEROSURF® bridge study with the ADS in Q4 of 2018.

Warrington, PA – July 23, 2018 - Windtree Therapeutics, Inc. (OTCQB: WINT), a biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases, today announced that it has successfully completed design verification of its new proprietary aerosol delivery system (ADS) for AEROSURF®. This important milestone indicates that the ADS has met rigorous performance and reliability testing criteria and may be used in future clinical trials and, if approved, commercially. The ADS enables noninvasive delivery of aerosolized KL4 surfactant to premature infants with respiratory distress syndrome (RDS). AEROSURF is a drug-device combination product in late stage development that utilizes Windtree’s proprietary ADS technology and a lyophilized dosage form of the Company’s KL4 surfactant that was previously approved by the FDA in a different dosage form for use in RDS. In previously completed phase 2 clinical trials using a prototype ADS, AEROSURF demonstrated the potential to decrease the need for invasive intubation and mechanical ventilation in premature infants and possibly impact longer term sequelae of RDS such as bronchopulmonary dysplasia (BPD).

“Completing design verification of the ADS represents a significant milestone for Windtree and the AEROSURF program. We have an extensive history evaluating our KL4 surfactant in RDS and multiple phase 2 clinical trials suggest that AEROSURF, when dosed as intended, produces a level of efficacy and safety that gives us confidence in the drug component of AEROSURF. Now, with our move from our prototype device to the new improved ADS, which has passed comprehensive performance and reliability testing, we believe that we have significantly advanced this aspect of our program. We are excited to utilize this new device in late-stage AEROSURF clinical development” commented Craig Fraser, President and Chief Executive Officer. “As we noted in announcing a recent research collaboration, we also look forward to potentially leveraging our innovative drug and device technology beyond RDS.”

In advancing the ADS from the phase 2 prototype to the phase 3 design, Windtree incorporated several important advancements in ease of use, set-up, and reliability, and multiple design enhancements intended to mitigate filter clogging that occurred in the phase 2 prototype. These improvements were made while maintaining the same aerosol delivery characteristics. The results obtained demonstrate that the new phase 3 ADS provides both significant improvement in reliability and in performance compared to the phase 2 prototype.

Phase 2 Prototype ADS	Phase 3 / Commercial Design ADS

	■	Same aerosol drug delivery technology and
drug characteristics as the phase 2 prototype
device for bridging of device and data
	■	Redesigned drug path, filters, and
specifications
	■	Enhanced ergonomics and user interface
	■	Simplified, faster set up
	■	Enhanced controls and dose monitoring
	■	Modular design

The Company has initiated a transfer of medical device design and manufacturing to Mack Medical, the medical product arm of FDA-registered Mack Molding Co.  As a contract manufacturer of class 2 and 3 medical devices, Mack boasts an outstanding reputation built on a nearly 100-year track record of exceptional service, quality and compliance. “We believe that Mack will help us realize our vision to have robust, high quality manufacturing capabilities for our new medical device platform. We look forward to shifting focus to manufacturing readiness and preparation for our next AEROSURF clinical study,” commented Larry Weinstein, Vice President, Medical Device Development.

“Following ADS demonstrations with several of our clinician partners, we share their enthusiasm to be taking this ADS into the Neonatal Intensive Care Unit (NICU). This ADS was designed to be easier for NICU staff to use and potentially may allow for more rapid initiation of treatments, which could potentially have therapeutic benefit,” said Steve Simonson, MD, Senior Vice President and Chief Medical Officer. “We are looking forward to initiating our next clinical trial, which will be focused on gaining clinical experience with the new ADS, studying more intensive dosing and potentially confirming and extending the clinical effect seen when AEROSURF was delivered as intended in our phase 2b trial last year as a transition to planned phase 3 clinical development.”

About AEROSURF®

Windtree’s lead product candidate is AEROSURF (lucinactant for inhalation), a novel, investigational combination drug/device product that combines the Company's proprietary KL4 surfactant and aerosolization technologies. AEROSURF is being developed to potentially reduce or eliminate the need for endotracheal intubation and mechanical ventilation in the treatment of premature infants with respiratory distress syndrome (RDS).

About Windtree Therapeutics

Windtree Therapeutics, Inc. is a clinical-stage biotechnology company focused on developing novel surfactant therapies for respiratory diseases and other potential applications. Windtree's proprietary technology platform includes a synthetic, peptide-containing surfactant (KL4 surfactant) that is structurally similar to endogenous pulmonary surfactant and novel drug-delivery technologies being developed to enable noninvasive administration of aerosolized KL4 surfactant. Windtree is focused initially on improving the management of respiratory distress syndrome (RDS) in premature infants and believes that its proprietary technology may make it possible, over time, to develop a pipeline of KL4 surfactant product candidates to address a variety of respiratory diseases for which there are few or no approved therapies.

For more information, please visit the Company's website at www.windtreetx.com.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties include those risks related to Windtree's aerosolized KL4 surfactant development programs, including for AEROSURF, which may involve time-consuming and expensive clinical trials that may be subject to potentially significant delays or regulatory holds, or fail; risks related to the development of aerosol delivery systems (ADS) and related components; risks related to the manufacture by contract manufacturers or suppliers of drug products, drug substances, ADS and other materials on a timely basis and in sufficient amounts; risks relating to rigorous regulatory requirements, including those of the U.S. Food and Drug Administration or other regulatory authorities that may require significant additional activities, or may not accept or may withhold or delay consideration of applications, or may not approve or may limit approval of Windtree's products; and other risks and uncertainties described in Windtree's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:

John Tattory

Senior Vice President and Chief Financial Officer

215.488.9418 or jtattory@windtreetx.com